Exhibit 99.1

June 5, 2007

CHANNELL REGAINS FULL COMPLIANCE WITH NASDAQ
MAJORITY INDEPENDENT DIRECTOR AND AUDIT COMMITTEE
LISTING REQUIREMENTS

Temecula, Calif., June 5, 2007 – Channell Commercial Corporation (Nasdaq: CHNL), a designer and manufacturer of telecommunications equipment supplied to operators of communications networks worldwide and water harvesting solutions distributed in markets throughout Australia, announced that on June 1, 2007 the Company received a letter from the Nasdaq Stock Market (“Nasdaq”) notifying the Company that it has regained compliance with the audit committee requirements set forth in Nasdaq Marketplace Rule 4350(d)(2) as a result of the May 22, 2007 appointment of Stephen Gill to the Company’s audit committee.  Based on the foregoing, and as previously announced, based on the Company’s having already regained compliance with the majority independent board requirements of Nasdaq Marketplace Rule 4350(c), Nasdaq has informed the Company that the Company is in compliance with Nasdaq Marketplace Rule 4350 and that this matter is closed.

About Channell

Channell Commercial Corporation is a designer and manufacturer of telecommunications equipment supplied to communications network operators worldwide and water storage tanks distributed in markets throughout Australia.  Major product lines include a complete line of thermoplastic and metal fabricated enclosures, advanced copper termination and connectorization products, fiber-optic cable management systems and polyethylene water storage tanks.  The Company’s headquarters and U.S. manufacturing facilities are in Temecula, California.  International operations include facilities in Toronto (Canada), London (U.K.) and various locations throughout Australia.  The Company’s website is www.channell.com

Forward-Looking Statements

This news release contains statements that are not historical in nature and that may be characterized as “forward-looking statements” within the meaning of the securities laws.  These statements are based on management’s current expectations, are neither promises nor guarantees, and are subject to a number of uncertainties and risks that could cause a failure to comply with these forward-looking statements.  For a detailed discussion of such risks and uncertainties, please see the Company’s filings with the Securities and Exchange Commission, which you are encouraged to review in connection with this release. You should not place undue reliance on any such forward-looking statements in this press release, which are current only as of the date when made, and you should not expect that these forward-looking statements will be updated or supplemented as a result of changing circumstances or otherwise.